EXHIBIT 5.2

CONSENT OF GABRIEL SECREST, P.E.

The undersigned hereby consents to the use of their report entitled “Technical Report on the Castle Mountain Project Feasibility Study” with an effective date of February 26, 2021 and a report date of March 17, 2021, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of Equinox Gold Corp.

/s/ Gabriel Secrest
By: Gabriel Secrest, P.E.

Dated: October 1, 2024